   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1995

                                                     REGISTRATION NO. 33-[     ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CIRCUS CIRCUS ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

            NEVADA                    88-0121916
 (State or other jurisdiction      (I.R.S. Employer
     of incorporation or          Identification No.)
        organization)

                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-0410
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                           --------------------------

                          MIKE SLOAN, GENERAL COUNSEL
                        CIRCUS CIRCUS ENTERPRISES, INC.
                         2880 LAS VEGAS BOULEVARD SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 734-0410
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:
                            Mary Ellen Kanoff, Esq.
                                Latham & Watkins
                             633 West Fifth Street
                                   40th Floor
                             Los Angeles, CA 90071
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after the effective date of this
           Registration Statement as determined by market conditions.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED (1)       UNIT (1)(2)         PRICE(1)(2)       REGISTRATION FEE
Debt Securities...................................     $400,000,000            100%            $400,000,000          $137,932

(1) Pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(2) Estimated in accordance with Rule 457 solely for the purpose of computing the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1995
PROSPECTUS
                                  $400,000,000
                        CIRCUS CIRCUS ENTERPRISES, INC.
                                DEBT SECURITIES
                               ------------------

    Circus Circus Enterprises, Inc., a Nevada corporation (the "Company"), may offer from time to time in one or more series its debt securities consisting of debentures, notes or other evidence of indebtedness (the "Debt Securities"), in amounts as may be sold for an aggregate public offering price of up to $400,000,000, or, if Debt Securities are issued at an original issue discount, such greater amount as shall result in aggregate proceeds of $400,000,000 to the Company, on terms to be determined at the time of the offering. At the option of the Company, the Debt Securities may be issued as senior secured Debt
Securities, as senior unsecured Debt Securities, as senior subordinated Debt Securities or as subordinated Debt Securities, and in any combination thereof. The general terms and conditions of the Debt Securities are described under "Description of Debt Securities" in this Prospectus. Debt Securities may be offered separately or together, in separate series, in amounts, at prices and on terms determined by market conditions at the time of sale and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Debt Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement which will include, where applicable, the specific title, aggregate principal amount, form (which may be certificated or global), authorized denominations, maturity (which may be fixed or extendible), interest rate or rates (which may be fixed or variable) (or manner of calculation thereof), if any, the time of payment of interest, if any, any terms of redemption at the option of the Company or repayment at the option of the holder, any terms for sinking fund payments, additional covenants, initial public offering price, purchase price and other terms with respect to the Debt Securities. The Debt Securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount and, if issued, certain terms thereof will be set forth in the Prospectus Supplement related thereto. See "Description of Debt Securities."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.
                            ------------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

  NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD
     NOR ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY
         OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE
                 SECURITIES OFFERED HEREBY. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

    The Debt Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Debt Securities.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS          , 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and similar information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and at the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                            ------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's (File No. 1-8570) (i) Annual Report on Form 10-K for the fiscal year ended January 31, 1995, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1995, (iii) Current Report on Form 8-K dated June 1, 1995, (iv) Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated June 1, 1995, (v) Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1995 and (vi) Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1995, each filed by the Company with the Commission, are incorporated in this Prospectus by reference.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the Indentures (as hereinafter defined) or any document incorporated herein by reference (other than exhibits to such documents). Requests should be directed to David R. Belding, Secretary, Circus Circus Enterprises, Inc., 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone number (702) 734-0410.

                            ------------------------

    The Company will furnish each holder of the Debt Securities annual reports containing audited financial statements, quarterly reports containing unaudited financial information and such other reports as may be required by applicable law.

                                  THE COMPANY

    Circus  Circus Enterprises, Inc. (the  "Company"), which was incorporated in
1974, owns and operates, through wholly owned subsidiaries, 10 hotel-casino properties with approximately 16,000 rooms in the State of Nevada, including four properties in Las Vegas (Circus Circus-Las Vegas, Luxor, Excalibur and the Hacienda Hotel and Casino), two properties in Jean (Gold Strike Hotel and Gambling Hall and Nevada Landing), the Circus Circus Hotel and Casino in Reno, the Railroad Pass in Henderson, and the Colorado Belle Hotel and Casino and the Edgewater Hotel and Casino which are located on the Colorado River in Laughlin. The Company also owns and operates a dockside casino situated on a 24-acre site in Tunica County, Mississippi and operates two smaller casinos on the Las Vegas Strip, Slots-A-Fun (which the Company also owns) and the Silver City Casino (which the Company operates under a long-term lease).

    The Company, through wholly owned subsidiaries, also owns interests in three joint ventures which own operating casinos. The Grand Victoria, a riverboat casino and land-based entertainment complex, is located in Elgin, Illinois and is operated and managed by the Company. The Company and an affiliate of Hyatt Development Corporation each have a 50% interest in the venture. The Silver Legacy Hotel and Casino, is located in Reno, Nevada, and is Reno's first Las Vegas-styled themed resort. This resort, themed as a turn-of-the-century silver mining town, is owned in equal shares by the Company and an affiliate of Eldorado Hotel and Casino. The Company and affiliates of ITT Destinations, Inc. and Hilton Hotels Corporation own in equal shares a joint venture which is operating both an interim land-based casino and a recently opened dockside casino in Windsor, Ontario, Canada. The Company and its joint venture partners are presently in negotiations for the construction of a permanent 300 room hotel-casino facility in Windsor.

    The Company also holds a 50% interest, through a wholly owned subsidiary, in a joint venture with an affiliate of Mirage Resorts, Incorporated which is developing Monte Carlo, a major destination resort under construction on the Las Vegas Strip for which it serves as the managing venturer. This project, which is scheduled to open in the summer of 1996, will feature approximately 3,000 rooms and a 90,000 square-foot casino, with a palatial style reminiscent of the Belle Epoque, the French Victorian architecture of the late 19th Century. The Monte Carlo has an estimated cost of $344 million (including land, capitalized interest and preopening expenses), and the Company is obligated to fund any portion of such cost in excess of certain equity contributions and the funding provided by a $200 million construction loan. The Company's total equity contribution is anticipated to be approximately $63 million, of which $35.1 million had been funded as of October 31, 1995.

    As part of its growth strategy, the Company currently expects to expand Luxor, renovate parts of Excalibur and commence construction of a multi-faceted gaming and entertainment complex initially involving the Hacienda Hotel parcel and certain undeveloped land to the south. It also expects to expand and renovate Circus Circus Las Vegas and renovate parts of the Circus Circus Hotel and Casino in Reno. While the Company intends to effect the preceding expansions, renovations and construction in a manner intended to minimize the impact such activities may have on the operations and earnings of the subject properties, no assurances can be given that during the pendancy of such activities the operations and/or earnings of the subject properties will not be adversely effected.

    Construction of the Luxor expansion is currently scheduled to commence in January 1996. As currently contemplated, the expansion will involve an approximately 2,000 room addition arranged in two high-rise, stepped-pyramid towers between Luxor and Excalibur, raising the total rooms at Luxor to approximately 4,500, and will include additional casino space, retail area, restaurants and a multi-purpose showroom, as well as a signature ride. The additional rooms are expected to be completed by the end of 1996. The estimated cost of this expansion is expected to be approximately $240 million.

    The Excalibur renovations are currently scheduled to commence in early 1996 and are contemplated to include the refurbishment of all of the over 4,000 rooms, the construction of additional retail space, the relocation of certain restaurants, the construction of a moving walkway between Luxor and

Excalibur and the re-engineering of the pedestrian overpasses over Las Vegas Boulevard and Tropicana Avenue to provide more direct pedestrian access to Excalibur. The estimated cost of the Excalibur renovations is anticipated to be approximately $40-50 million.

    The first step in the Company's effort to create a multi-faceted gaming and entertainment complex is currently anticipated to commence in 1996 with the construction of a hotel-casino facility on the Hacienda Hotel parcel and approximately 73 acres of undeveloped land south of that parcel at the northwest corner of Russell Road and the Las Vegas Strip. Ultimately, the Company contemplates expanding the complex to include portions of the Luxor and Excalibur parcels.

    Construction of the Circus Circus Las Vegas expansion is currently scheduled to commence in January 1996. As contemplated, the expansion will involve the construction of an approximately 1,000 room high-rise tower adjacent to Grand Slam Canyon, the refurbishment of approximately 1,200 rooms in the Skyrise Tower and the improvement of the casino and midway. The estimated cost of the foregoing expansion is expected to be approximately $50-60 million.

    The Company also intends to commence construction of a major renovation at Circus Circus Hotel and Casino in Reno in 1996. The renovation is currently expected to involve the refurbishment of the casino and all of the rooms, as well as the construction of a parking structure. The estimated cost of the foregoing renovation is expected to be approximately $35 million.

    The Company follows a marketing and operating philosophy which emphasizes high volume business by providing reasonably priced hotel rooms, food and alternative entertainment in combination with the Company's gaming activity. The Company also maintains stringent cost controls which are exemplified by a general policy of offering virtually no credit for gaming customers. Management believes that this philosophy distinguishes the Company from its principal competitors.

    The Company's executive offices are located at 2880 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 734-0410. Unless the context otherwise indicates, all references herein to the Company are to Circus Circus Enterprises, Inc. and its subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following are the consolidated ratios of earnings to fixed charges for the Company for the nine months ended October 31, 1995 and each of the fiscal years 1995, 1994, 1993, 1992 and 1991.

                                      YEAR ENDED JANUARY 31,
  NINE MONTHS ENDED    -----------------------------------------------------
  OCTOBER 31, 1995       1995       1994       1993       1992       1991
---------------------  ---------  ---------  ---------  ---------  ---------
          3.87(1)           5.38       5.40       6.48       4.40       3.03

    For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less than 50% owned investments. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense deemed by the Company to be representative of interest.
------------------------
(1) During the second quarter of fiscal 1996, the Company wrote-off $45.1 million of costs associated with various assets which were disposed of or whose values had otherwise become impaired. The ratio of earnings to fixed charges for the nine months ended October 31, 1995, excluding this write-off, would be 4.79.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include acquisitions, capital expenditures and working capital requirements; to repay, redeem or repurchase outstanding indebtedness; or for such other purposes as may be specified in the Prospectus Supplement. A description of any indebtedness to be refinanced with the proceeds of the Debt Securities will be set forth in the applicable Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent to which such general provisions may apply to the Debt Securities will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may constitute either senior secured debt ("Senior Secured Debt Securities"), senior unsecured debt ("Senior Unsecured Debt Securities"), senior subordinated debt ("Senior Subordinated Debt Securities") or subordinated debt ("Subordinated Debt Securities"), or any combination thereof, of the Company. Each such series of Debt Securities will be issued under a separate indenture (the "Senior Secured Debt Indenture," the "Senior Unsecured Debt Indenture," the "Senior Subordinated Debt Indenture," and the "Subordinated Debt Indenture," respectively), in each case, between the Company, as obligor, and First Interstate Bank of Nevada, N.A., as Trustee (the "Trustee"). The Senior Secured Debt Indenture, the Senior Unsecured Debt Indenture, the Senior Subordinated Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures."

    The terms of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement thereof. A copy of the form of each Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indentures, while including a discussion of all material aspects or features thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Securities and the Indentures, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The  Indentures  will  not  limit the  aggregate  principal  amount  of Debt
Securities which may be issued thereunder. Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. As of the date of this Prospectus, the Company has authorized the issuance under the Indentures of up to $400 million aggregate principal amount of the Debt Securities, or, if Debt Securities are issued at an original issue discount, such greater amount as shall result in aggregate proceeds of $400 million to the Company.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities, if applicable to such Debt Securities: (1) the title of the Debt Securities; (ii) any limit on the aggregate principal amount of the Debt Securities and whether they will constitute Senior Secured Debt Securities, Senior Unsecured Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities;
(iii) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (iv) the date or dates on which the principal of the Debt Securities is payable or the method of determination thereof; (v) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest (which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity), and the date or dates from which such interest, if any, will accrue, and the circumstances, if any, in which the Company may defer interest payments; (vi) the interest payment dates, if any, on which any interest on the Debt Securities will be payable, and the record date for any interest payable on any Debt Securities; (vii) the right or obligation, if any, of the Company to redeem or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, or otherwise, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities shall be redeemed or purchased, in whole or in part, and any provisions for the marketing of such Debt Securities; (viii) if the amount of payments of principal of, premium, if any, and interest, if any, on the Debt Securities is to be determined by reference to an index, formula or other method, the manner in which such amounts are to be determined and the calculation agent, if any, with respect thereto; (ix) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration or acceleration of the stated maturity thereof pursuant to an Event of Default; (x) whether the Debt Securities will be issued in certificated or book-entry form and, if so, the identity of the depository for the Debt Securities; (xi) any listing of the Debt Securities on a securities exchange; (xii) any additional restrictive covenants included for the benefit of Holders of such Debt Securities; (xiii) any additional events of default provided with respect to such Debt Securities; and (xiv) any other material terms of the Debt Securities. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

GAMING REGULATION

    The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Illinois, Mississippi and Nevada and the applicable local authorities, and the Province of Ontario, Canada require various licenses, findings of suitability, registrations, permits and approvals (individually a "Gaming License" and collectively "Gaming Licenses") to be held by the Company and its subsidiaries and joint ventures that are engaged in gaming operations. The Illinois Gaming Board, the Mississippi Gaming Commission, the Nevada Gaming Commission and the Ontario Gaming Control Commission (collectively the "Gaming Authorities"), may, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of the Company's Illinois, Mississippi, Nevada and Ontario operations, respectively, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against the Company, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of the Company's Gaming Licenses or the levy on the Company of substantial fines or forfeiture of assets could have a material adverse effect on the business of the Company.

    To date, the Company has obtained all Gaming Licenses necessary for the operation of its gaming activities. However, Gaming Licenses and related approvals are deemed to be privileges under Illinois, Mississippi, Nevada and Ontario law, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

    The Nevada Gaming Commission may, in its discretion, require the holder of any Debt Security issued by the Company to file applications, be investigated and be found suitable to own such Debt Security. If the Nevada Gaming Commission determines that a person is unsuitable to own such Debt Security, then pursuant to the Nevada Gaming Control Act, the Company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. The Illinois Gaming Board, the Mississippi Gaming Commission and the Ontario Gaming Control Commission also have jurisdiction over the beneficial holders of Debt Securities issued by the Company and may require their investigation and approval.

    In certain jurisdictions, the Company may not make a public offering of its securities without the prior approval of the applicable Gaming Authorities if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes or for similar transactions. On August 24, 1995 the Nevada Gaming Commission granted the Company prior approval to make public offerings for a period of one year, subject to certain conditions ("Shelf Approval"). The Shelf Approval also applies to any affiliated company wholly owned by the Company (a "Gaming Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for the Company's licensed Nevada subsidiaries to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, the Company or a Gaming Affiliate in a public offering under the Shelf Registration. However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada State Gaming Control Board and must be renewed annually. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The public offering of the Debt Securities will be made pursuant to the Shelf Approval.

    The foregoing is only a summary of the regulatory requirements applicable to the Company. For a more detailed description of the regulatory requirements applicable to the Company, see "Regulation and Licensing" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, incorporated by reference herein.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Indentures will provide that each Holder, by accepting any of the Debt Securities, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a Holder must be licensed, qualified or found suitable under applicable Gaming Laws, such Holder shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option, (i) to require such person to dispose of its Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such Gaming Authority or (ii) to redeem such Securities at a redemption price equal to the lesser of
(A) such person's cost and (B) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such Holder may incur in connection with its application for a license, qualification or a finding of suitability.

SUBORDINATION OF SECURITIES

    The indebtedness evidenced by the Senior Subordinated Debt Securities and Subordinated Debt Securities (collectively, the "Subordinated Securities") will be subordinated to the prior payment when due of the principal of, premium, if any, and interest on all current and future Senior Indebtedness (as defined below). Upon maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, payment in full must be made on such Senior Indebtedness before any payment is made on or in respect of the Subordinated Securities. During the continuance of any event of default with respect to Senior Indebtedness entitling the holders thereof to accelerate the maturity thereof, or if such event of default would be caused by any payment upon or in respect of the Subordinated Securities, no payment may be made by the Company upon or in respect of the Subordinated Securities; PROVIDED, HOWEVER, that if such event of default is other than a default in payment of any amount due in connection with such Senior Indebtedness, the Company shall be permitted to continue to make payments of interest on the Subordinated Securities. Upon any distribution of assets of the Company pursuant to any dissolution, winding up, liquidation or reorganization of the Company, payment of the principal of and interest on the Subordinated Securities will be subordinated, to the extent and in the manner set forth in the applicable Indentures, to the prior payment in full of all Senior Indebtedness. Such subordination will not prevent the occurrence of any Event of Default.

    "Senior Indebtedness" is defined in the Senior Subordinated Debt Indenture as the principal of and interest on and other amounts due on or in connection with (a) Indebtedness of the Company (other than the Subordinated Securities), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase or otherwise, and (b) renewals, extensions, refunding or refinancing of Indebtedness of the kind described in the preceding clause (a), unless, in the case of any particular Indebtedness, renewal, extension, refunding, or refinancing, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness, renewal, extension, refunding, or refinancing does not constitute Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall include (i) all Indebtedness, liabilities and obligations of the Company owed to banks and other financial institutions and (ii) the Senior Secured Debt Securities and the Senior Unsecured Debt Securities, but shall not include (w) any Indebtedness hereafter incurred that is subordinate or junior in right of payment to any Senior Indebtedness, (x) Indebtedness of the Company to a subsidiary or affiliate of the Company for money borrowed or advances from such subsidiary or affiliate, (y) the 10 5/8% Senior Subordinated Notes of the Company Due 1997, the 6 3/4% Senior Subordinated Notes of the Company Due 2003, and the 7 5/8% Senior Subordinated Debentures of the Company Due 2013, with respect to which the Senior Subordinated Debt Securities will rank PARI PASSU in right of payment, or (z) any Indebtedness specified in an indenture supplemental to the Senior Subordinated Debt Indenture or an Officers' Certificate as being excepted from the definition of Senior Indebtedness; PROVIDED, that any guaranty by the Company of Indebtedness of a subsidiary of the Company to third parties shall constitute Senior Indebtedness unless, in the case of any particular guaranty, the instrument creating or evidencing the same provides that such guaranty does not constitute Senior Indebtedness; PROVIDED FURTHER, that in the event a subsidiary of the Company advances to the Company the proceeds attributable to Indebtedness incurred by such subsidiary to a third party which Indebtedness has been guaranteed by the Company, then such obligation of the Company to repay such advance to the subsidiary shall constitute Senior Indebtedness, unless the Company provides in writing that such advance does not constitute Senior Indebtedness.

    "Senior Indebtedness" is defined in the Subordinated Debt Indenture as the principal of and interest on and other amounts due on or in connection with (a) Indebtedness of the Company (other than the Subordinated Debt Securities), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed in any manner by the Company or in effect guaranteed by the Company through an agreement to purchase or otherwise, and (b) renewals, extensions, refunding or refinancing of Indebtedness of the kind described in the preceding clause (a), unless, in the case of any particular Indebtedness, renewal, extension, refunding, or refinancing, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness, renewal, extension, refunding, or refinancing does not constitute Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall include (i) all Indebtedness, liabilities and obligations of the Company owed to banks and other financial institutions and (ii) the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the Senior Subordinated Debt Securities, the 10 5/8% Senior Subordinated Notes of the Company Due 1997, the 6 3/4% Senior
Subordinated Notes of the Company Due 2003, and the 7 5/8% Senior Subordinated Debentures of the Company Due 2013, but shall not include (x) any Indebtedness hereafter incurred that is subordinate or junior in right of payment to any Senior Indebtedness (other than Senior Subordinated Debt and any other Indebtedness ranking PARI PASSU with such Indebtedness), (y) Indebtedness of the Company to a subsidiary or affiliate of the Company for money borrowed or advances from such subsidiary or affiliate or (z) any Indebtedness specified in an indenture supplemental to the Subordinated Debt Indenture or an Officers' Certificate as being excepted from the definition of Senior Indebtedness; PROVIDED, that any guaranty by the Company of Indebtedness of a subsidiary of the Company to third parties shall constitute Senior Indebtedness unless, in the case of any particular guaranty, the instrument creating or evidencing the same provides that such guaranty does not constitute Senior Indebtedness; PROVIDED FURTHER, that in the event a subsidiary of the Company advances to the Company the proceeds attributable to Indebtedness incurred by such subsidiary to a third party which Indebtedness has been guaranteed by the Company, then such obligation of the Company to repay such advance to the subsidiary shall constitute Senior Indebtedness, unless the Company provides in writing that such advance does not constitute Senior Indebtedness.

    The claims of third parties to the assets of the Company's subsidiaries incurring such obligations will be superior to those of the Company as a stockholder and, therefore, the Debt Securities may be deemed to be effectively subordinated to the claims of such third parties. Substantially all of the Company's business operations are conducted through such subsidiaries, and the Debt Securities are effectively subordinated to the repayment of the liabilities arising from those operations. The Indentures will not limit the amount of additional Indebtedness, including Senior Indebtedness, which the Company or any subsidiary may create, incur, assume or guarantee. As a result of the subordination provisions contained in the Indentures, in the event of insolvency, holders of the Subordinated Securities may recover less, ratably, than other creditors of the Company or its subsidiaries.

REGISTERED GLOBAL SECURITIES

    The registered Debt Securities of a series may be issued in the form of one or more Registered Global Securities that will be deposited with and registered in the name of a depositary (a "Depositary") or its nominee identified in the applicable Prospectus Supplement. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary, or by such a nominee to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons holding interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indentures. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the Indentures. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

CERTAIN COVENANTS

    LIMITATION ON LIENS. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Unsecured Debt Indenture and the Senior Subordinated Debt Indenture will provide that neither the Company nor any of its subsidiaries may issue, assume or guarantee any Indebtedness secured by a Lien upon any Consolidated Property without effectively providing that the Debt Securities shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to: (a) Liens existing on the date of original issuance of the Debt Securities; (b) Liens affecting property of a corporation or other entity existing at the time it becomes a subsidiary of the Company or at the time it is merged into or consolidated with the Company or a subsidiary of the Company; (c) Liens on property existing at the time of acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition for the purpose of financing all or part of the purchase price thereof; (d) Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction; (e) Liens which secure Indebtedness owing by a subsidiary of the Company to the Company or to a subsidiary of the Company; (f) Liens securing Indebtedness of the Company the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Debt; (g) purchase money security Liens on personal property; (h) Liens securing Indebtedness of the Company the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the cost of the construction and development or improvement of a Resort Property; (i) Liens on the stock, partnership or other equity interest of the Company or any subsidiary in any Joint Venture (as hereinafter defined) or any subsidiary which owns an equity interest in such Joint Venture to secure Indebtedness, PROVIDED the amount of such Indebtedness is contributed and/ or advanced solely to such Joint Venture;
(j) Liens securing any Senior Indebtedness (as defined in the Senior Subordinated Debt Indenture), including without limitation, the Senior Secured Debt Securities; (k) certain Liens to government entities, including pollution control or industrial revenue bond financing; (l) Liens required by any contract or statute in order to permit the Company or a subsidiary of the Company to perform any contract or subcontract made by it with or at the request of a governmental entity; (m) mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business; (n) certain Liens for taxes or assessments and similar charges; (o) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and certain other minor irregularities of title; and (p) any extension, renewal, replacement or refinancing of any Lien referred to in the foregoing, clauses (a) through (j). Notwithstanding the foregoing, the Company and any one or more of its subsidiaries may, without securing the Debt Securities, issue, assume or guarantee Indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of the Company and its subsidiaries which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under clauses (a) through (j) inclusive above) and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which the Company has voluntarily retired Funded Debt) does not at any one time exceed 15% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS. Unless otherwise indicated in the applicable Prospectus Supplement, the Senior Unsecured Debt Indenture and the Senior Subordinated Debt Indenture will provide that neither the Company nor any of its subsidiaries will enter into any Sale and Lease-Back Transaction unless either (a) the Company or such subsidiary would be entitled, pursuant to the above provisions, to incur Indebtedness in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction, secured by a Lien on the property to be leased, without equally and ratably securing the Securities or (b) the Company within 120 days after the effective date of such Sale and Lease-Back Transaction applies to the voluntary retirement of its Funded Debt an amount equal to the Value of the Sale and Lease-Back Transaction (subject to credits for certain voluntary retirements of Funded Debt).

    ADDITIONAL COVENANTS. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

CERTAIN DEFINITIONS

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

    "CONSOLIDATED PROPERTY" means any property of the Company or any subsidiary of the Company.

    "EXISTING COMPLETION GUARANTEES AND MAKE-WELL AGREEMENTS" means (i) that certain Make-Well Agreement by the Company in favor of First Interstate Bank of Nevada, N.A. dated as of May 30, 1995 relating to the Circus and Eldorado Joint Venture, a Nevada general partnership, (ii) that certain Circus Completion Guaranty by the Company in favor of First Interstate Bank of Nevada, N.A. dated as of May 30, 1995 relating to the Circus and Eldorado Joint Venture, a Nevada general partnership, and (iii) that certain Guaranty by the Company in favor of Bank of America National Trust and Savings Association dated as of July 12, 1995 relating to Victoria Partners, a Nevada general partnership.

    "FUNDED DEBT" means all Indebtedness of the Company which (i) matures by its terms, or is renewable at the option of any obligor thereon to a date, more than one year after the date of original issuance of such Indebtedness and (ii) ranks at least PARI PASSU with the Securities.

    "INDEBTEDNESS" of any person means (a) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (b) any guaranty, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed (except to banks or other financial institutions) for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, "Indebtedness" shall not include (i) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of property or equipment of the Company or its Affiliates or (ii) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate, in each case, including Existing Completion Guarantees and Make-Well Agreements. For purposes hereof, a "capitalized lease" shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required be capitalized.

    "JOINT VENTURE" means (i) with respect  to properties located in the  United
States, any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries, and (ii) with respect to properties located outside the United States, any partnership, corporation or other entity, in which up to and including 60% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more subsidiaries.

    "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, lien (statutory or other), or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "RESORT PROPERTY" means any property owned or to be owned by the Company or any of its subsidiaries that is, or will be upon completion, a casino (including a riverboat casino), casino-hotel, destination resort or a theme park.

    "SALE AND LEASE-BACK TRANSACTION" means any arrangement with any person (other than the Company or a subsidiary of the Company), or to which any such person is a party, providing for the leasing to the Company or a subsidiary of the Company for a period of more than three years of any Consolidated Property which has been or is to be sold or transferred by the Company or such subsidiary to such person or to any other person (other than the Company or a subsidiary of the Company), to which funds have been or are to be advanced by such person on the security of the leased property.

    "subsidiary" of any person means (i) any corporation of which at least a majority in interest of the outstanding stock having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such person, or by one or more other corporations a majority in interest of such stock of which is similarly owned or controlled, or by such person and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled and (ii) any other person (other than a corporation, or a partnership, corporation or other entity described in clause (ii) of the definition of Joint Venture) in which such person or any subsidiary, directly or indirectly, has greater than a 50% ownership interest.

    "VALUE" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of property leased pursuant to such Sale and Lease-Back Transaction or (ii) the fair value, in the opinion of the Company's Board of Directors as evidenced by a board resolution, of such property at the time of entering into such Sale and Lease-Back Transaction.

SUCCESSOR CORPORATION AND ASSIGNMENT

    The Indentures provide that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to, another person unless (i) the successor, if other than the Company, is a corporation organized under the laws of the United States or any state thereof or the District of Columbia, (ii) it assumes all obligations of the Company under the Debt Securities and the Indentures, and (iii) immediately after such transaction no Default or Event of Default exists. Thereafter, all such obligations of the Company will terminate.

EVENTS OF DEFAULT AND NOTICE THEREOF

    Unless otherwise indicated in the applicable Prospectus Supplement, the term "Event of Default," when used in an Indenture with respect to any series of Debt Securities, will mean any one of the following: (i) failure of the Company to pay (whether or not prohibited by the subordination provisions (if any)) interest for 30 days on, or the principal when due of, such series of Debt Securities; (ii) failure to perform any other covenant contained in such Indenture for 30 days after notice; (iii) the occurrence of an event of default under any instrument evidencing Indebtedness of the Company or its subsidiaries entitling the holder or holders thereof to accelerate the payment of an aggregate principal amount of $10,000,000 or more of such Indebtedness, which event of default is not cured or waived in accordance with the provisions of such instrument, or such Indebtedness is not discharged within 30 days after the receipt by the Company of notice from the Trustee or the holders of 25% in principal amount of such series of Debt Securities then outstanding of such event of default; and (iv) certain events of bankruptcy, insolvency or reorganization.

    The Indentures will provide that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities, give the holders of such series of Debt Securities, notice of all uncured defaults known to it (the term "default" to include the events specified above without grace or notice), PROVIDED, that, except in the case of default in the payment of principal of or interest on such series of Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such series of Debt Securities.

    In case an Event of Default occurs and is continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in principal amount of such series of Debt Securities, by notice in writing to the Company (and to the Trustee if given by the holders of such series of Debt Securities), may declare the principal of and all accrued interest on all such series of Debt Securities (but in no event more than the maximum amount of principal and interest thereon allowed by law) to be due and payable immediately. Such declaration may be rescinded by holders of a majority in principal amount of such series of Debt Securities then outstanding if, among other conditions, all existing Events of Default relating to such series of Debt Securities have been cured or waived and if the rescission would not conflict with any judgment or decree.

    Defaults with respect to any series of Debt Securities (except, unless theretofore cured, a default in payment of principal of or interest on such series of Debt Securities or default with respect to a provision which cannot be modified under the terms of the applicable Indenture without the consent of each holder of the Debt Securities affected) may be waived by the holders of a majority in principal amount of such series of Debt Securities then outstanding upon the conditions provided in such Indenture.

    The Indentures will include a covenant that the Company will file annually with the Trustee a statement regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

MODIFICATION OF THE INDENTURES

    Under the Indentures, the rights and obligations of the Company and the rights of the holders of the Debt Securities may be modified by the Company and the Trustee only with the consent of the holders of not less than a majority in principal amount of the class of Debt Securities then outstanding affected by such modification; but no reduction in the principal, or extension of the maturity, of any Debt Securities in a manner adverse to the holders of the Debt Securities, or reduction of the interest rate or extension of the time of payment of interest on the Debt Securities in a manner adverse to the holders of the Debt Securities, or any modification of the subordination provisions (if any) in a manner adverse to the holders of the Debt Securities, or reduction of the percentage required for modification, will be effective against any holder of the Debt Securities without such holder's consent. Under certain circumstances, however, the Company may amend or supplement the Indentures without notice to or the consent of any holders of the Debt Securities.

SATISFACTION AND DISCHARGE OF INDENTURES

    Unless otherwise indicated in the applicable Prospectus Supplement, each Indenture with respect to any series of Debt Securities will be discharged upon payment in full of such series of Debt Securities outstanding thereunder, or upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will, without consideration of any reinvestment of such interest, provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity or redemption date, as the case may be, of such payments in accordance with the terms of the applicable Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, to the effect that (i) the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of the applicable Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, each Indenture will provide that the Company may be released from its obligations with respect to any series of Debt Securities relating to the Company's obligations with respect to the payment of taxes and other claims, maintenance of properties, limitations on liens, limitations on sale and lease-back transactions, and limitations on when the Company may merge, and that such release will not be deemed to be an Event of Default under such Indenture with respect to any series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay and discharge the principal of and each installment of interest on such series of Debt Securities on the maturity of such payments in accordance with the terms of the applicable Indenture and such series of Debt Securities issued thereunder. The Company will be entitled to make such a deposit if, among other things, the Company has delivered to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, to the effect that
(i) the holders of such series of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance of certain obligations and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (ii) the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

CONCERNING THE TRUSTEE

    First Interstate Bank of Nevada, N.A. will be the Trustee under each of the Indentures. All payments of principal of, and interest on, and all registration, transfer, exchange, authentication, and delivery (including authentication and delivery on original issuance of the Debt Securities) of, the Debt Securities will be effected by the Trustee in Las Vegas, Nevada, or at an office designated by the Trustee in New York, New York.

    Each Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

    The Trustee also serves as a trustee with respect to the 10 5/8% Senior Subordinated Notes of the Company Due 1997, the 6 3/4% Senior Subordinated Notes of the Company Due 2003, and the 7 5/8% Senior Subordinated Debentures of the Company Due 2013. In case of any conflicting interest relating to the Trustee's duties with respect to the foregoing securities or the Debt Securities, the Trustee shall either eliminate such conflicting interest or, except as otherwise provided in the Trust Indenture Act, resign.

    The holders of a majority in principal amount of any series of Debt Securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of Debt Securities, PROVIDED that such direction would not conflict with any rule of law or with the applicable Indenture, would not be unduly prejudicial to the rights of another holder of the Debt Securities, and would not involve the Trustee in personal liability. The Indentures will provide that in case an Event of Default shall occur and be known to the Trustee (and not be cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of the Debt Securities, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, STOCKHOLDERS OR INCORPORATORS

    The Indentures will provide that no past, present or future director, officer, employee, stockholder or incorporator of the Company or any successor corporation shall have any liability for any obligations of the Company under the Debt Securities or the Indentures or for any claim based on, in respect of, or by reason of such obligations or their creation, by reason of such person's or entities status as such director, officer, stockholder or incorporator.

                              PLAN OF DISTRIBUTION

    The Company may offer the Debt Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Debt Securities in respect of which this Prospectus is delivered will be named in the applicable Prospectus Supplement. The applicable Prospectus Supplement with respect to such Debt Securities will also set forth the terms of the offering of such Debt Securities, including the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The applicable Prospectus Supplement will describe the method of distribution of the Debt Securities.

    If underwriters are used in an offering of Debt Securities, the name of each managing underwriter, if any, and any other underwriters and terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement relating to such offering and the Debt
Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Debt Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Debt Securities offered in a particular offering if any such Debt Securities are purchased.

    If a dealer is used in an offering of Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable Prospectus Supplement relating thereto.

    If an agent is used in an offering of Debt Securities, the agent will be named, and the terms of the agency will be set forth, in the applicable Prospectus Supplement relating thereto. Unless otherwise indicated in such applicable Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in an applicable Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Debt Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    Offers to purchase Debt Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the applicable Prospectus Supplement relating thereto.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (2) if the Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    The anticipated date of delivery of Debt Securities will be set forth in the applicable Prospectus Supplement relating to each offering.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Latham & Watkins, and, as to matters of Nevada law, by Schreck, Jones, Bernhard, Woloson & Godfrey Chartered.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995, and the combined financial statements of Gold Strike Resorts for the years ended December 31, 1994 and 1993 incorporated by reference in Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated June 1, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen, LLP, independent public accountants and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Elgin Riverboat Resort-Riverboat Casino for the years ended December 31, 1994 and 1993 incorporated by reference in Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated June 1, 1995 incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand LLP, independent public accountants, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving said report.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses other than the Securities and Exchange Commission filing fees are estimated.

SEC registration fee.....................................................  $ 137,923
Accountants' fees and expenses...........................................      3,000
Legal fees and expenses..................................................     60,000
Printing and engraving expenses..........................................     15,000
Trustee's and registrar's fees and expenses..............................      4,000
Miscellaneous............................................................      7,500
                                                                           ---------
Total....................................................................  $ 227,423
                                                                           ---------
                                                                           ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751 of the general corporation law of Nevada (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of claims as to which such person is found liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that, notwithstanding the determination of liability, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

    Article X, Section 10.2 of the Company's Restated Bylaws provides for mandatory indemnification of directors and officers to the fullest extent now or hereafter permitted by law.

    The Company maintains a liability insurance policy under which officers and directors are generally indemnified against losses and liability (including costs, expenses, settlements and judgments) incurred by them in such capacities, individually or otherwise, other than specified excluded losses. The insurance policy will pay on behalf of the Company all covered losses for which the Company grants indemnification of each officer or director as permitted by law which the officer or director becomes legally obligated to pay on account of an indemnifiable claim. The policy would generally cover, in addition to other liabilities, liabilities arising under the federal securities laws; however, the subject of loss may not include any claim or claims arising out of or as a result of the filing of a registration statement under the Securities Act of 1933 or any liability under Section 16(b) of the Securities Exchange Act of 1934.

ITEM 16.  EXHIBITS

 3(i)(a)   Restated Articles of  Incorporation of  the Company as  of July  15, 1988  and
           Certificate  of  Amendment  thereto,  dated  June  29,  1989  (Incorporated by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for  the
           fiscal year ended January 31, 1991).

 3(i)(b)   Certificate  of Division of Shares into  Smaller Denominations, dated June 20,
           1991 (Incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1992).

 3(i)(c)   Certificate of Division of Shares  into Smaller Denominations, dated June  22,
           1993  (Incorporated  by reference  to Exhibit  3(i)  to the  Company's Current
           Report on Form 8-K dated July 21, 1993).

 3(ii)     Restated Bylaws of the Company dated March 19, 1995 (Incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K dated January 31,
           1995).

 4(a)      $250 Million Revolving Loan Agreement, dated as of September 30, 1993, by  and among  the Company, the Banks named therein and Bank of America National Trust and Savings Association, as managing agent for the Banks, and related forms of unsecured Promissory Notes (Incorporated by  reference to Exhibit 4(a) to  the
           Company's Current Report on Form 8-K dated September 30, 1993).

 4(b)      First  and Second Amendments to the  $250 Million Revolving Loan Agreement, by
           and among the Company,  the Banks named therein  and Bank of America  National
           Trust  and Savings Association, as managing agent for the Banks. (Incorporated by reference to Exhibit  4(a) to the Company's  Quarterly Report on Form  10-Q
           for the quarterly period ended October 31, 1994).

 4(c)      Third  Amendment to the Registrant's $250 Million Revolving Loan Agreement, by
           and among the Registrant, the Banks named therein and Bank of America National
           Trust and Savings Association, as  managing agent for the Banks  (Incorporated by  reference to Exhibit  4(b) to the  Company's Current Report  on Form 8-K/A
           dated June 1, 1995).

 4(d)      Subsidiary Guaranty, dated as of September 30, 1993, by Circus Circus Casinos,
           Inc., New Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation,  Colorado
           Belle Corp., and Slots-A-Fun, Inc., with respect to the $250 Million Revolving
           Loan  Agreement,  in  favor of  Bank  of  America National  Trust  and Savings
           Association, as managing  agent for  the Banks (Incorporated  by reference  to
           Exhibit  4(b) to the Company's Current Report  on Form 8-K dated September 30,
           1993).

 4(e)      Instrument of Joinder,  dated April  20, 1995, by  Circus Circus  Mississippi,
           Inc.,  pursuant to the Subsidiary  Guaranty dated as of  September 30, 1993 by
           Circus Circus Casinos, Inc., New Castle Corp., Ramparts, Inc. Edgewater  Hotel
           Corporation,  Colorado Belle Corp., and Slots-A-Fun, Inc., with respect to the
           $250 Million Revolving Loan  Agreement, in favor of  Bank of America  National
           Trust  and Savings Association, as managing  agent for the Banks (Incorporated by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K dated
           January 31, 1995).

 4(f)      Instrument of Joinder, dated April 20, 1995, by Galleon, Inc., pursuant to the
           Subsidiary Guaranty dated as of September  30, 1993 by Circus Circus  Casinos,
           Inc.,  New Castle Corp., Ramparts,  Inc. Edgewater Hotel Corporation, Colorado
           Belle Corp., and Slot-A-Fun, Inc., with respect to the $250 Million  Revolving
           Loan  Agreement,  in  favor of  Bank  of  America National  Trust  and Savings
           Association, as managing  agent for  the Banks (Incorporated  by reference  to
           Exhibit  4(e) to the  Company's Annual Report  on Form 10-K  dated January 31,
           1995).

 4(g)      Instrument of Joinder, dated April 20, 1995, by Circus Circus Louisiana, Inc., pursuant to the Subsidiary Guaranty dated  as of September 30, 1993 by  Circus
           Circus  Casinos,  Inc.,  New  Castle Corp.,  Ramparts,  Inc.,  Edgewater Hotel
           Corporation, Colorado Belle Corp., and Slots-A-Fun, Inc., with respect to  the
           $250  Million Revolving Loan  Agreement, in favor of  Bank of America National
           Trust and Savings Association, as  managing agent for the Banks  (Incorporated by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K dated
           January 31, 1995).

 4(h)      $500  Million Reducing  Revolving Loan  Agreement, dated  as of  September 30,
           1993, by and among the  Company, the Banks named  therein and Bank of  America
           National  Trust and Savings Association, as  managing agent for the Banks, and related forms  of unsecured  Promissory Notes  (Incorporated by  reference  to
           Exhibit  4(c) to the Company's Current Report  on Form 8-K dated September 30,
           1993).

 4(i)      First and Second Amendments to the  $500 million Revolving Loan Agreement,  by and  among the Company, the  Banks named therein and  Bank of America National
           Trust and Savings Association, as managing agent for the Banks.  (Incorporated by  reference to Exhibit 4(b)  to the Company's Quarterly  Report on Form 10-Q
           for the quarterly period ended October 31, 1994).

 4(j)      Third Amendment  to  the Registrant's  $500  Million Reducing  Revolving  Loan
           Agreement,  by and among the  Registrant, the Banks named  therein and Bank of
           America National  Trust and  Savings Association,  as managing  agent for  the
           Banks  (Incorporated by  reference to  Exhibit 4(c)  to the  Company's Current
           Report on Form 8-K/A dated June 1, 1995).

 4(k)      Subsidiary Guaranty, dated as of September 30, 1993, by Circus Circus Casinos,
           Inc., New Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation,  Colorado
           Belle  Corp., and Slot-A-Fun, Inc., with  respect to the $500 Million Reducing
           Revolving Loan  Agreement, in  favor of  Bank of  America National  trust  and
           Savings  Association,  as  managing  agent  for  the  Banks  (Incorporated  by reference to Exhibit 4(d)  to the Company's Current  Report on Form 8-K  dated
           September 30, 1993).

 4(l)      Instrument  of Joinder,  dated March 28,  1995, by  Circus Circus Mississippi,
           Inc., pursuant to the  Subsidiary Guaranty dated as  of September 30, 1993  by
           Circus  Circus Casinos Inc., New Castle Corp., Ramparts, Inc., Edgewater Hotel
           Corporation, Colorado Belle Corp., and  Slots-A-Fun, Inc. with respect to  the
           $500  Million Reducing Revolving  Loan Agreement, in favor  of Bank of America
           National Trust  and  Savings Association,  as  managing agent  for  the  Banks
           (Incorporated  by reference to Exhibit 4(j)  to the Company's Annual Report on
           Form 10-K dated January 31, 1995).

 4(m)      Instrument of Joinder, dated April 14, 1995, by Galleon, Inc., pursuant to the
           Subsidiary Guaranty dated as  of September 30, 1993  by Circus Circus  Casinos
           Inc.,  New Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation, Colorado
           Belle Corp., and Slots-A-Fun, Inc. with  respect to the $500 Million  Reducing
           Revolving  Loan  Agreement, in  favor of  Bank of  America National  Trust and
           Savings  Association,  as  managing  agent  for  the  Banks  (Incorporated  by reference  to Exhibit 4(k) to  the Company's Annual Report  on Form 10-K dated
           January 31, 1995).

 4(n)      Instrument of Joinder, dated April 20, 1995, by Circus Circus Louisiana,  Inc.
           pursuant  to the Subsidiary Guaranty dated as  of September 30, 1993 by Circus
           Circus Casinos  Inc.,  New  Castle  Corp.,  Ramparts,  Inc.,  Edgewater  Hotel
           Corporation,  Colorado Belle Corp., and Slots-A-Fun,  Inc. with respect to the
           $500 Million Reducing Revolving  Loan Agreement, in favor  of Bank of  America
           National  Trust  and  Savings Association,  as  managing agent  for  the Banks
           (Incorporated by reference to Exhibit 4(l)  to the Company's Annual Report  on
           Form 10-K dated January 31, 1995).

 4(o)      $160  million Amended and Restated  Reducing Revolving Credit Agreement, dated as of  June  1,  1995, by  and  among  Goldstrike Finance  Company,  Inc.,  (a subsidiary  of the Registrant),  the Banks named  therein and First Interstate
           Bank of Nevada, N.A., as Agent Bank (Incorporated by reference to Exhibit 4(a)
           to the Company's Current Report on Form 8-K dated June 1, 1995).

 4(p)      $230 million Credit  Agreement, dated May  30, 1995, by  and among Circus  and
           Eldorado  Joint Venture, the Banks named  therein and First Interstate Bank of
           Nevada, N.A., as Arranger and Administrative Agent (Incorporated by  reference to Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q dated April 30,
           1995).

 4(q)      Rate  Swap  Master Agreement,  dated as  of  October 24,  1986, and  Rate Swap
           Supplements One through Four (Incorporated by reference to Exhibit 4(j) to the
           Company's Current Report on Form 8-K dated December 29, 1986).

 4(r)      Interest Rate Swap Agreement, dated as of October 20, 1989, by and between the
           Company and Salomon Brothers Holding  Company Inc. (Incorporated by  reference to  Exhibit 4(q) to  the Company's Annual  Report on Form  10-K for the fiscal year ended January 31, 1990).

 4(s)      Interest Rate Swap Agreement, dated  as of June 20,  1989, by and between  the
           Company  and First Interstate Bank of California (Incorporated by reference to
           Exhibit 4(r) to the Company's Annual Report  on Form 10-K for the fiscal  year ended January 31, 1990).

 4(t)      Interest  Rate Swap Agreement, dated  as of April 6,  1992, by and between the
           Company and Canadian Imperial Bank  of Commerce (Incorporated by reference  to
           Exhibit  4(y) to the Company's Annual Report  on Form 10-K for the fiscal year ended January 31, 1992).

 4(u)      Indenture by and  between the  Company and  First Interstate  Bank of  Nevada,
           N.A.,  as Trustee  with respect to  the Company's 10  5/8% Senior Subordinated
           Notes due 1997  (Incorporated by reference  to Exhibit 4(a)  to the  Company's
           Registration Statement (No. 33-34439) on Form S-3).

 4(v)      Indenture  by and  between the  Company and  First Interstate  Bank of Nevada,
           N.A., as Trustee  with respect  to the  Company's 6  3/4% Senior  Subordinated
           Notes  due  2003  and  its  7 5/8%  Senior  Subordinated  Debentures  due 2013
           (Incorporated by reference to Exhibit 4(a) to the Company's Current Report  on
           Form 8-K dated July 21, 1993).

 4(w)*     Form  of Indenture  between the Company  and First Interstate  Bank of Nevada,
           N.A., as Trustee with respect to  the Senior Secured Debt Securities that  are the subject of this Registration Statement.

 4(x)*     Form  of Indenture  between the Company  and First Interstate  Bank of Nevada,
           N.A., as Trustee with respect to the Senior Unsecured Debt Securities that are the subject of this Registration Statement.

 4(y)*     Form of Indenture  between the Company  and First Interstate  Bank of  Nevada,
           N.A.,  as Trustee with respect to the Senior Subordinated Debt Securities that are the subject of this Registration Statement.

 4(z)*     Form of Indenture  between the Company  and First Interstate  Bank of  Nevada,
           N.A., as Trustee with respect to the Subordinated Debt Securities that are the subject of this Registration Statement.

 5*        Opinion and Consent of Schreck, Jones, Bernhard, Woloson & Godfrey Chartered.

12*        Computation of Ratio of Earnings to Fixed Charges.

23(a)*     Consent of Schreck, Jones, Bernhard, Woloson & Godfrey Chartered. Reference is
           hereby made to Exhibit 5 hereto.

23(b)*     Consent of Arthur Andersen LLP.

23(c)*     Consent of Coopers & Lybrand LLP.

23(d)*     Consent of Latham & Watkins.

24*        Powers of Attorney (included on page II-5).

25(a)*     Statement  of Eligibility  and Qualification  on Form  T-1 relating  to Senior
           Secured Debt  Securities  with  First  Interstate Bank  of  Nevada,  N.A.,  as
           Trustee.

25(b)*     Statement  of Eligibility  and Qualification  on Form  T-1 relating  to Senior
           Unsecured Debt  Securities with  First  Interstate Bank  of Nevada,  N.A.,  as
           Trustee.

25(c)*     Statement  of Eligibility  and Qualification  on Form  T-1 relating  to Senior
           Subordinated Debt Securities with  First Interstate Bank  of Nevada, N.A.,  as
           Trustee.

25(d)*     Statement   of  Eligibility  and   Qualification  on  Form   T-1  relating  to
           Subordinated Debt Securities with  First Interstate Bank  of Nevada, N.A.,  as
           Trustee.

------------------------
* Filed herewith.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 22th day of December, 1995.

                                        CIRCUS CIRCUS ENTERPRISES, INC.

                                        BY:          /s/ CLYDE T. TURNER
                                             -----------------------------------
                                             Name: Clyde T. Turner
                                             Title: Chairman of the Board

                               POWER OF ATTORNEY

    Each person whose signature appears below appoints Clyde T. Turner and Michael S. Ensign, and both or either of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                       DATE
-------------------------   ------------------------------   -------------------

   /s/ CLYDE T. TURNER      Chairman of the Board and
-------------------------    Chief Executive Officer           December 22, 1995
     Clyde T. Turner         (Principal Executive Officer)

  /s/ MICHAEL S. ENSIGN
-------------------------   Vice Chairman of the Board and     December 22, 1995
    Michael S. Ensign        Chief Operating Officer

 /s/ GLENN W. SCHAEFFER     President and Chief Financial
-------------------------    Officer (Principal Financial      December 22, 1995
   Glenn W. Schaeffer        Officer)

     /s/ LES MARTIN
-------------------------   Controller (Principal              December 22, 1995
       Les Martin            Accounting Officer)

-------------------------   Director
       Tony Coelho

-------------------------   Director
      Carl F. Dodge

/s/ ARTHUR M. SMITH, JR.
-------------------------   Director                           December 22, 1995
  Arthur M. Smith, Jr.

    /s/ FRED W. SMITH
-------------------------   Director                           December 22, 1995
      Fred W. Smith

-------------------------   Director
  William M. Pennington

/s/ WILLIAM A. RICHARDSON
-------------------------   Director and Executive Vice        December 22, 1995
  William A. Richardson      President

-------------------------   Director and Senior Vice
    Kurt D. Sullivan         President

                                 EXHIBIT INDEX

                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                 NUMBERED
   NO.                                             DESCRIPTION                                             PAGES
----------  -----------------------------------------------------------------------------------------  -------------
 3(i)(a)    Restated Articles of Incorporation of the Company as of July 15, 1988 and Certificate of
            Amendment thereto, dated June 29, 1989 (Incorporated by reference to Exhibit 3(a) to the
            Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1991).
 3(i)(b)    Certificate of Division of Shares into Smaller Denominations, dated June 20, 1991
            (Incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K
            for the fiscal year ended January 31, 1992).
 3(i)(c)    Certificate of Division of Shares into Smaller Denominations, dated June 22, 1993
            (Incorporated by reference to Exhibit 3(i) to the Company's Current Report on Form 8-K
            dated July 21, 1993).
 3(ii)      Restated Bylaws of the Company dated March 19, 1995 (Incorporated by reference to Exhibit
            3(ii) to the Company's Annual Report on Form 10-K dated January 31, 1995).
 4(a)       $250 Million Revolving Loan Agreement, dated as of September 30, 1993, by and among the
            Company, the Banks named therein and Bank of America National Trust and Savings
            Association, as managing agent for the Banks, and related forms of unsecured Promissory
            Notes (Incorporated by reference to Exhibit 4(a) to the Company's Current Report on Form
            8-K dated September 30, 1993).
 4(b)       First and Second Amendments to the $250 Million Revolving Loan Agreement, by and among the Company, the Banks named therein and Bank of America National Trust and Savings
            Association, as managing agent for the Banks. (Incorporated by reference to Exhibit 4(a)
            to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31,
            1994).
 4(c)       Third Amendment to the Registrant's $250 Million Revolving Loan Agreement, by and among the Registrant, the Banks named therein and Bank of America National Trust and Savings
            Association, as managing agent for the Banks (Incorporated by reference to Exhibit 4(b)
            to the Company's Current Report on Form 8-K/A dated June 1, 1995).
 4(d)       Subsidiary Guaranty, dated as of September 30, 1993, by Circus Circus Casinos, Inc., New
            Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., and
            Slots-A-Fun, Inc., with respect to the $250 Million Revolving Loan Agreement, in favor of
            Bank of America National Trust and Savings Association, as managing agent for the Banks
            (Incorporated by reference to Exhibit 4(b) to the Company's Current Report on Form 8-K
            dated September 30, 1993).
 4(e)       Instrument of Joinder, dated April 20, 1995, by Circus Circus Mississippi, Inc., pursuant to the Subsidiary Guaranty dated as of September 30, 1993 by Circus Circus Casinos, Inc.,
            New Castle Corp., Ramparts, Inc. Edgewater Hotel Corporation, Colorado Belle Corp., and
            Slots-A-Fun, Inc., with respect to the $250 Million Revolving Loan Agreement, in favor of
            Bank of America National Trust and Savings Association, as managing agent for the Banks
            (Incorporated by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K
            dated January 31, 1995).

                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                 NUMBERED
   NO.                                             DESCRIPTION                                             PAGES
----------  -----------------------------------------------------------------------------------------  -------------
 4(f)       Instrument of Joinder, dated April 20, 1995, by Galleon, Inc., pursuant to the Subsidiary
            Guaranty dated as of September 30, 1993 by Circus Circus Casinos, Inc., New Castle Corp.,
            Ramparts, Inc. Edgewater Hotel Corporation, Colorado Belle Corp., and Slot-A-Fun, Inc.,
            with respect to the $250 Million Revolving Loan Agreement, in favor of Bank of America
            National Trust and Savings Association, as managing agent for the Banks (Incorporated by reference to Exhibit 4(e) to the Company's Annual Report on Form 10-K dated January 31,
            1995).
 4(g)       Instrument of Joinder, dated April 20, 1995, by Circus Circus Louisiana, Inc., pursuant to the Subsidiary Guaranty dated as of September 30, 1993 by Circus Circus Casinos, Inc.,
            New Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., and
            Slots-A-Fun, Inc., with respect to the $250 Million Revolving Loan Agreement, in favor of
            Bank of America National Trust and Savings Association, as managing agent for the Banks
            (Incorporated by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K
            dated January 31, 1995).
 4(h)       $500 Million Reducing Revolving Loan Agreement, dated as of September 30, 1993, by and among the Company, the Banks named therein and Bank of America National Trust and Savings
            Association, as managing agent for the Banks, and related forms of unsecured Promissory
            Notes (Incorporated by reference to Exhibit 4(c) to the Company's Current Report on Form
            8-K dated September 30, 1993).
 4(i)       First and Second Amendments to the $500 million Revolving Loan Agreement, by and among the Company, the Banks named therein and Bank of America National Trust and Savings
            Association, as managing agent for the Banks. (Incorporated by reference to Exhibit 4(b)
            to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31,
            1994).
 4(j)       Third Amendment to the Registrant's $500 Million Reducing Revolving Loan Agreement, by
            and among the Registrant, the Banks named therein and Bank of America National Trust and
            Savings Association, as managing agent for the Banks (Incorporated by reference to
            Exhibit 4(c) to the Company's Current Report on Form 8-K/A dated June 1, 1995).
 4(k)       Subsidiary Guaranty, dated as of September 30, 1993, by Circus Circus Casinos, Inc., New
            Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., and
            Slot-A-Fun, Inc., with respect to the $500 Million Reducing Revolving Loan Agreement, in
            favor of Bank of America National trust and Savings Association, as managing agent for the Banks (Incorporated by reference to Exhibit 4(d) to the Company's Current Report on
            Form 8-K dated September 30, 1993).
 4(l)       Instrument of Joinder, dated March 28, 1995, by Circus Circus Mississippi, Inc., pursuant to the Subsidiary Guaranty dated as of September 30, 1993 by Circus Circus Casinos Inc.,
            New Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., and
            Slots-A-Fun, Inc. with respect to the $500 Million Reducing Revolving Loan Agreement, in
            favor of Bank of America National Trust and Savings Association, as managing agent for the Banks (Incorporated by reference to Exhibit 4(j) to the Company's Annual Report on
            Form 10-K dated January 31, 1995).

                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                 NUMBERED
   NO.                                             DESCRIPTION                                             PAGES
----------  -----------------------------------------------------------------------------------------  -------------
 4(m)       Instrument of Joinder, dated April 14, 1995, by Galleon, Inc., pursuant to the Subsidiary
            Guaranty dated as of September 30, 1993 by Circus Circus Casinos Inc., New Castle Corp.,
            Ramparts, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., and Slots-A-Fun, Inc.
            with respect to the $500 Million Reducing Revolving Loan Agreement, in favor of Bank of
            America National Trust and Savings Association, as managing agent for the Banks
            (Incorporated by reference to Exhibit 4(k) to the Company's Annual Report on Form 10-K
            dated January 31, 1995).
 4(n)       Instrument of Joinder, dated April 20, 1995, by Circus Circus Louisiana, Inc. pursuant to the Subsidiary Guaranty dated as of September 30, 1993 by Circus Circus Casinos Inc., New
            Castle Corp., Ramparts, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., and
            Slots-A-Fun, Inc. with respect to the $500 Million Reducing Revolving Loan Agreement, in
            favor of Bank of America National Trust and Savings Association, as managing agent for the Banks (Incorporated by reference to Exhibit 4(l) to the Company's Annual Report on
            Form 10-K dated January 31, 1995).
 4(o)       $160 million Amended and Restated Reducing Revolving Credit Agreement, dated as of June
            1, 1995, by and among Goldstrike Finance Company, Inc., (a subsidiary of the Registrant), the Banks named therein and First Interstate Bank of Nevada, N.A., as Agent Bank
            (Incorporated by reference to Exhibit 4(a) to the Company's Current Report on Form 8-K
            dated June 1, 1995).
 4(p)       $230 million Credit Agreement, dated May 30, 1995, by and among Circus and Eldorado Joint
            Venture, the Banks named therein and First Interstate Bank of Nevada, N.A., as Arranger
            and Administrative Agent (Incorporated by reference to Exhibit 4(a) to the Company's
            Quarterly Report on Form 10-Q dated April 30, 1995).
 4(q)       Rate Swap Master Agreement, dated as of October 24, 1986, and Rate Swap Supplements One through Four (Incorporated by reference to Exhibit 4(j) to the Company's Current Report on Form 8-K dated December 29, 1986).
 4(r)       Interest Rate Swap Agreement, dated as of October 20, 1989, by and between the Company and Salomon Brothers Holding Company Inc. (Incorporated by reference to Exhibit 4(q) to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1990).
 4(s)       Interest Rate Swap Agreement, dated as of June 20, 1989, by and between the Company and
            First Interstate Bank of California (Incorporated by reference to Exhibit 4(r) to the
            Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1990).
 4(t)       Interest Rate Swap Agreement, dated as of April 6, 1992, by and between the Company and
            Canadian Imperial Bank of Commerce (Incorporated by reference to Exhibit 4(y) to the
            Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1992).
 4(u)       Indenture by and between the Company and First Interstate Bank of Nevada, N.A., as
            Trustee with respect to the Company's 10 5/8% Senior Subordinated Notes due 1997
            (Incorporated by reference to Exhibit 4(a) to the Company's Registration Statement (No.
            33-34439) on Form S-3).
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                                                                                                       SEQUENTIALLY
 EXHIBIT                                                                                                 NUMBERED
   NO.                                             DESCRIPTION                                             PAGES
----------  -----------------------------------------------------------------------------------------  -------------
 4(v)       Indenture by and between the Company and First Interstate Bank of Nevada, N.A., as
            Trustee with respect to the Company's 6 3/4% Senior Subordinated Notes due 2003 and its
            7 5/8% Senior Subordinated Debentures due 2013 (Incorporated by reference to Exhibit 4(a)
            to the Company's Current Report on Form 8-K dated July 21, 1993).
 4(w)*      Form of Indenture between the Company and First Interstate Bank of Nevada, N.A., as
            Trustee with respect to the Senior Secured Debt Securities that are the subject of this
            Registration Statement.
 4(x)*      Form of Indenture between the Company and First Interstate Bank of Nevada, N.A., as
            Trustee with respect to the Senior Unsecured Debt Securities that are the subject of this
            Registration Statement.
 4(y)*      Form of Indenture between the Company and First Interstate Bank of Nevada, N.A., as
            Trustee with respect to the Senior Subordinated Debt Securities that are the subject of this Registration Statement.
 4(z)*      Form of Indenture between the Company and First Interstate Bank of Nevada, N.A., as
            Trustee with respect to the Subordinated Debt Securities that are the subject of this
            Registration Statement.
 5*         Opinion and Consent of Schreck, Jones, Bernhard, Woloson & Godfrey Chartered.
12*         Computation of Ratio of Earnings to Fixed Charges.
23(a)*      Consent of Schreck, Jones, Bernhard, Woloson & Godfrey Chartered. Reference is hereby made to Exhibit 5 hereto.
23(b)*      Consent of Arthur Andersen LLP.
23(c)*      Consent of Coopers & Lybrand LLP.
23(d)*      Consent of Latham & Watkins.
24*         Powers of Attorney (included on page II-5).
25(a)*      Statement of Eligibility and Qualification on Form T-1 relating to Senior Secured Debt
            Securities with First Interstate Bank of Nevada, N.A., as Trustee.
25(b)*      Statement of Eligibility and Qualification on Form T-1 relating to Senior Unsecured Debt
            Securities with First Interstate Bank of Nevada, N.A., as Trustee.
25(c)*      Statement of Eligibility and Qualification on Form T-1 relating to Senior Subordinated
            Debt Securities with First Interstate Bank of Nevada, N.A., as Trustee.
25(d)*      Statement of Eligibility and Qualification on Form T-1 relating to Subordinated Debt
            Securities with First Interstate Bank of Nevada, N.A., as Trustee
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------------------------
* Filed herewith.